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                                                                     EXHIBIT 5.1

                                     CENTEX

                                                          CENTEX CORPORATION
                                                            P.O. Box 199000
                                                        Dallas, Texas 75219-9000

                                                           2728 North Harwood
RAYMOND G. SMERGE                                       Dallas, Texas 75201-1516

Executive Vice President, Secretary                       Phone: 214 981-6530
and Chief Legal Officer                                    FAX: 214 981-6855
                                                           rsmerge@centex.com

                                  May 5, 2004

Centex Corporation
2728 North Harwood
Dallas, Texas 75201

Ladies and Gentlemen:

      I am Executive Vice President, Chief Legal Officer and Secretary of Centex Corporation, a Nevada corporation (the "Company"), and have acted as counsel for the Company in connection with the issuance and sale of $350,000,000 aggregate principal amount of 5.70% Senior Notes due 2014 of the Company (the "Notes"). The Notes are part of a series of the Company's senior debt securities registered on a Registration Statement on Form S-3 (Commission File No. 333-83212) filed by the Company, 3333 Holding Corporation, Centex Development Company, L.P., Centex Trust I and Centex Trust II with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Notes will be issued under an Indenture, dated as of October 1, 1998 (the "Original Indenture), between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee (the "Trustee"), as amended and supplemented by Indenture Supplement No. 14 dated as of May 5, 2004 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), between the Company and the Trustee.

      In furnishing this opinion, I or members of my staff have examined and relied upon copies of the Restated Articles of Incorporation and By-laws of the Company, as amended to date, the Original Indenture and the Supplemental Indenture, corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

      In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

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May 5, 2004
Page Two

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

      1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.

      2. The Notes have been duly authorized by the Company and, when authenticated by the Trustee and delivered in accordance with the terms of the Indenture against payment therefor as provided in the Underwriting Agreement, dated as of April 28, 2004, between the Company and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Credit Suisse First Boston LLC, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      The opinions set forth above are limited to the laws of the State of Texas, the State of Nevada and the United States of America. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company's Current Report on Form 8-K.

                                            Very truly yours,

                                            /S/ Raymond G. Smerge
                                            -------------------------------
                                            Raymond G. Smerge
                                            Executive Vice President, Secretary
                                            and Chief Legal Officer